EXHIBIT 15.1





    LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION






R&B Falcon Corporation:

We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-8, its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 2, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



/s/ARTHUR ANDERSEN LLP

Houston, Texas
July 31, 2000